Exhibit 99.2

Teleflex ®	NEWS

155 South Limerick Road, Limerick, PA 19468 USA - Phone: 610-948-5100 — Fax: 610-948-0811

Contact:	Julie McDowell Vice President, Corporate Communications 610-948-2836

FOR IMMEDIATE RELEASE November 10, 2004

TELEFLEX ANNOUNCES RESTRUCTURING PROGRAM
Actions Expected to Achieve Annualized Cost Benefits of
$75-$85 Million by the End of 2005

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced the initiation of a divestiture and restructuring program designed to improve future operating performance and position Teleflex for earnings growth in the years ahead. The planned actions include exiting or divesting underperforming businesses, consolidating operations and leveraging infrastructure for greater productivity. The company expects to record costs related to this program in the range of $174 million to $188 million pre-tax over the next 18 months. Of these charges, the non-cash portion will be approximately $101 million to $108 million pre-tax with the vast majority related to a planned sale of the Tier 1 automotive pedal systems business and the exit from a portion of the industrial gas turbine services business. As a result of these actions, the company expects to achieve cost benefits in the range of $50 million to $54 million pre-tax in 2005 and attain an annualized cost benefit in the range of $75 million to $85 million pre-tax in the fourth quarter of 2005.

In the fourth quarter of 2004, the company anticipates that it will record one-time charges in the range of $102 million to $107 million pre-tax of which the non-cash portion will be in the range of $88 million to $91 million pre-tax. The company continues to expect full year 2004 diluted earnings per share from operations before charges related to the divestiture and restructuring program to be in the range of $2.64 to $2.74. At this time, based on estimated timing of when actions will occur, the company expects diluted earnings per share for the full year 2004 from continuing operations, including charges related to the divestiture and restructuring program, to be in the range of $1.20 to $1.47.

“These actions are designed to provide significant benefits to Teleflex and to position the company to return to our historic double-digit operating margin level by the end of 2005,” said Jeffrey P. Black, president and chief executive officer. “It is important to note that Teleflex’s core businesses have

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delivered solid results. While we are funding these actions we believe we can double the rate of growth of our cash flow from operations, maintain a strong balance sheet and position ourselves for future growth opportunities.”

Added Black, “We need to take aggressive actions to deal with underperforming businesses, changed market conditions, and a cost structure that prevents some of our businesses from competing effectively on a global basis. These are difficult decisions that impact people across the company and we plan to execute this program with respect for our employees and a commitment to performing for our customers. At the same time, we strongly believe these changes are critical for Teleflex to continue to strengthen its global competitiveness and meet the needs of our stakeholders in the years ahead.”

The divestiture and restructuring program encompasses the following actions:

• The company has made a decision to divest its Tier 1 automotive pedal systems business and has begun a process to actively market and selectively review alternatives while continuing to serve its Tier 1 automotive customers and provide an appropriate transition.

Beginning in the fourth quarter of 2004, the pedal systems business will be reflected in the company’s consolidated financial statements as a discontinued operation. Revenues from the automotive pedal systems business are expected to be approximately $130 million in 2004.

• The company will substantially exit the aftermarket services portion of its Industrial Gas

Turbine Services product line by the end of the year while continuing to complete work underway for current customers. The IGT aftermarket services business includes parts, repair services and outage services provided to customers in the power generation market.
Revenues from the IGT aftermarket services business are expected to be approximately
$28 million in 2004.

• Teleflex will begin a program to consolidate manufacturing facilities, shifting resources from smaller facilities to larger manufacturing sites. Consolidation will take place primarily in Europe and North America and will impact all three Business Segments — Commercial,

Medical and Aerospace. Specific actions will begin immediately and will be announced locally over the next few months.

• In addition, Teleflex will continue its consolidation of back office and administrative functions to create shared services and facilitate further standardization of processes across the global organization.

In total, the divestiture and restructuring program, when fully implemented, is expected to result in 26 fewer locations and a reduction of approximately 1,600 positions or roughly 7 percent of the company’s workforce.

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In addition to this program, Teleflex is continuing its portfolio evaluation process to identify product lines for divestiture, phase out or consolidation and is working with its investment bankers to evaluate appropriate alternatives for those businesses in the Commercial and Aerospace segments that are under review.

Teleflex will hold a conference call to discuss this announcement on Thursday, November 11, at 10:00 a.m. (ET). The conference call will be available live and archived on the company’s website at www. teleflex.com. In addition, an audio replay will be available from November 11 until November 16 by calling 888-286-8010 (US/Canada) or 617-801-6888 (International), passcode # 51930871. The company plans to provide further details and an outlook for 2005 in a press release to be distributed after market close on December 15, with a conference call the following morning December 16, at 10:00 am (ET). An announcement providing further conference call details will be distributed in December prior to that scheduled event.

In addition, Teleflex is providing unaudited historical financial information reflecting the treatment of the pedal systems business as a discontinued operation on its website:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=84306&eventID=967129

Teleflex Incorporated
Projected One-Time Restructuring and Other Charges

$000’s

Severance and stay bonuses to be paid to permanently terminated employees	44,000	to	47,000
Write-down of certain asset values	101,000	to	108,000
Contract termination costs	6,000	to	8,000
Other	23,000	to	25,000

	174,000		188,000

Teleflex at a Glance:
Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the medical, aerospace, automotive, marine and industrial markets worldwide. Teleflex employs more than 21,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website on the Internet at www.teleflex.com.

Forward-looking information:
This press release contains forward-looking statements, including, but not limited to, statements relating to planned actions under the restructuring program; charges expected to be recorded in connection with the restructuring program; expected cost benefits and other benefits resulting from the restructuring program; expected reductions in location and workforce; timing of divestitures, phase out or consolidation of Teleflex businesses; expected full year diluted earnings per share from operations before and after giving the effect of charges related to the restructuring program; and expected 2004 revenues from portions of the industrial gas turbine services business and the pedal systems business. Actual results could differ materially from those in these forward-looking statements due to, among other things, inability to sell businesses at prices, or within time-periods, anticipated by management;

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unanticipated expenditures in connection with the effectuation of restructuring programs; costs and length of time required to comply with legal requirements applicable to certain aspects of the restructuring program; unanticipated difficulties in connection with consolidation of manufacturing and administrative functions; customer reaction to the program; and other factors described in Teleflex’s filings with the Securities and Exchange Commission.

Notes:
On March 2, 2004, the company announced that it had been notified that a jury had rendered a verdict against one of its subsidiaries in a trademark infringement case in the amount of $2.6 million as “reasonable royalties” and an additional $32.2 million as “unjust enrichment.” Judgment was not entered on the verdict and the trial judge has reserved judgment on the matter. Under applicable Federal trademark law, the trial judge has the discretion to determine whether and in what amount an award for unjust enrichment will be made. As of November 10, 2004, no judgment had been entered on this matter. The company cannot predict when judgment will be entered in this case, nor predict what amount, if any, may be awarded for unjust enrichment.

For more information please refer to the company’s 2003 Form 10-K and annual report to shareholders available at www.teleflex.com.

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